News Release

www.nortelnetworks.com

FOR IMMEDIATE RELEASE	January 23, 2003

For more information:

Media:
David Chamberlin	Denny Bilter/Glenn Jasper
Nortel Networks	CIENA Corporation
972-685-4648	877-857-7377
ddchamb@nortelnetworks.com	pr@ciena.com

Investors:
Nortel Networks	Suzanne DuLong/Jessica Towns
888-901-7286	CIENA Corporation
905-863-6049	888-243-6223
investor@nortelnetworks.com	pr@ciena.com

Nortel Networks, CIENA Corporation Announce Settlement

TORONTO, Ontario and LINTHICUM, Md.– Nortel Networks* [NYSE/TSX: NT] and CIENA* Corporation [NASDAQ: CIEN] today announced that they have entered into a settlement agreement to resolve the pending lawsuit originally brought by Nortel Networks in March 2000 against ONI Systems Corp. (formerly Optical Networks Inc.) for patent infringement and misappropriation of trade secrets. CIENA subsequently acquired ONI and thus became the defendant in the action. The lawsuit, Case No. C-0000864 in the United States District Court, Northern District of California, San Francisco Division, will be dismissed.

As part of the settlement, Nortel Networks has granted CIENA a license under certain patents, including U.S. Patent Nos. 6,084,694 and 6,493,117 and their non-U.S. equivalents, as well as any patents that issue under certain related patent applications. CIENA will make a one-time payment of US$25 million to Nortel Networks.

Nortel Networks has also agreed to dismiss without prejudice the patent infringement lawsuit it brought against CIENA in November of 2002 in the United States District Court, Eastern District of Texas, Marshall Division, Case No. 2:02CV286. Nortel Networks and CIENA have agreed not to sue each other for patent infringement for two years, during which time they will seek to negotiate a cross-license arrangement between them.

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CIENA Corporation’s market-leading optical networking systems form the core for the new era of networks and services worldwide. CIENA’s LightWorks™ architecture enables next generation optical services and changes the fundamental economics of service-provider networks by simplifying the network and reducing the cost to operate it. Additional information about CIENA can be found at www.CIENA.com.

Nortel Networks is an industry leader and innovator focused on transforming how the world communicates and exchanges information. The Company is supplying its service provider and enterprise customers with communications technology and infrastructure to enable value-added IP data, voice and multimedia services spanning Wireless Networks, Wireline Networks, Enterprise Networks, and Optical Networks. As a global company, Nortel Networks does business in more than 150 countries. More information about Nortel Networks can be found on the Web at www.nortelnetworks.com.

Certain information included in this press release is forward-looking and is subject to important risks and uncertainties. The results or events predicted in these statements may differ materially from actual results or events. For information with respect to the factors that may cause these differences, see the reports filed by CIENA Corporation, Nortel Networks Corporation and Nortel Networks Limited with the United States Securities and Exchange Commission. Unless otherwise required by applicable securities laws, CIENA Corporation, Nortel Networks Corporation and Nortel Networks Limited disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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*Nortel Networks, the Nortel Networks logo and the Globemark are trademarks of Nortel Networks. CIENA and the CIENA logo are trademarks of CIENA Corporation.